Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Windstream Corporation of our report dated December 10, 2009, with respect to the 2008 consolidated financial statements of Lexcom, Inc. and Subsidiaries. We also consent to the reference to us under the heading “Experts” in such registration Statement.

/s/Turlington and Company, L.L.P.

Lexington, North Carolina

October 15, 2010